Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this registration statement on Form S-4 of Mohegan Tribal Gaming Authority and its subsidiaries (the “Authority”) of our reports dated November 10, 2004 relating to the consolidated financial statements and financial statement schedule of the Authority, which appears in such registration statement.

We also consent to the use of the Downs Racing, Inc. of our report dated May 31, 2005 relating to the consolidated financial statements of Downs Racing, Inc., which appears in such registration statement.

We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

June 6, 2005